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                                                                     EXHIBIT 8.1

                                                                    July 7, 2004

chinadotcom corporation
34/F Citicorp Centre
18 Whitfield Road
Causeway Bay
Hong Kong

         RE:  Merger of Ross Systems, Inc.

Ladies and Gentlemen:

We have acted as special tax counsel to chinadotcom corporation, a Cayman Islands company ("Parent"), in connection with its proposed acquisition of Ross Systems, Inc., a Delaware corporation (the "Company"), in a transaction in which CDC Software Holdings, Inc. ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of Parent, will merge with and into the Company, pursuant to an Agreement and Plan of Merger among Parent, Merger Sub and the Company, dated as of September 4, 2003, as amended on October 3, 2003, January 7, 2004, April 29, 2004 and May 12, 2004 (the "Merger Agreement") and the Form F-4 Registration Statement (Registration No. 333-109493), filed with the Securities and Exchange Commission on July 7, 2004 (collectively, the "Registration Statement"). All capitalized terms used herein, unless otherwise specified, have the meaning ascribed to them in the Merger Agreement.

In rendering this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, certain statements and representations made by or on behalf of Parent, Merger Sub, the Company and the Company's shareholders, as well as other statements, representations and assumptions, and we have made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or otherwise satisfactory copies. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof. We have assumed that the Merger will be consummated pursuant to applicable state law, in accordance with the Merger Agreement and as described in the Registration Statement. We have also assumed the initial and continuing truth and accuracy of the facts, information, covenants, statements, representations and assumptions, upon which this opinion is based, including that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. In the event any one of the facts, information, covenants, statements, representations or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

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chinadotcom corporation
July 7, 2004
Page 2


Based upon and subject to the foregoing, we are of the opinion that the statements made in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences," to the extent they describe matters of law and legal conclusions, constitute a discussion of the material United States federal income tax consequences of the Merger and the ownership and disposition of chinadotcom shares.


Our opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. No assurance can be given that the Internal Revenue Service will not take a contrary position. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinion expressed above. We disclaim any obligation to notify you or any other person after the date hereof if any change in fact and/or law should change our opinion with respect to any matters set forth herein. Finally, our opinion is limited to the tax matter specifically covered herein and we express no opinion on any issue relating to the tax consequences of the Merger other than those set forth herein.

This opinion is rendered solely for your benefit and shall not be relied upon, circulated or quoted, in whole or in part, by any other party and shall not be referred to in any report or document furnished to any other party without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Material U.S. Federal Income Tax Consequences" therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ PAUL HASTINGS JANOFSKY & WALKER LLP
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PAUL HASTINGS JANOFSKY & WALKER LLP